KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE x SUITE 1003 x NEW YORK, NY 10038 x TEL (212) 406-7CPA (7272) x FAX (212) 513-1930

June 29, 2005

Evolving Gold Corp.
Suite 1200 - 1188 West Georgia St.
Vancouver, British Columbia V6E 4A2
Canada

Gentlemen:

We have reviewed the disclosures related to United States Tax Consequences included in Item 10.E of the Amendment No. 5 to Form 20-F for Evolving Gold Corp. to be filed with the Securities and Exchange Commission and confirm that such disclosure presents an accurate discussion of United States Federal Income Tax Consequences contained therein.

We consent to the statement regarding our firm in the section of the Form 20-F entitled “Taxation” under Item 10.E of the Form 20-F and the inclusion of this letter as an exhibit to the Amendment No. 5 to Form 20-F.

Kempisty & Company, CPAs, P.C.

cc: Sharon Wong